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                    February 11, 2021

       Thomas Russo
       Chief Financial Officer
       ASSEMBLY BIOSCIENCES, INC.
       331 Oyster Point Blvd.
       Fourth Floor
       South San Francisco, CA 94080

                                                        Re: ASSEMBLY
BIOSCIENCES, INC.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 4, 2020
                                                            File No. 001-35005

       Dear Mr. Russo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences